CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 333-141749) of our report dated March 28, 2008, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in such Registration Statement. We also consent to the use in this Registration Statement on Form N-4 of our report dated April 29, 2008, relating to the financial statements of The Protective Acquired Variable Annuity Separate Account, which appears in such Registration Statement. We also consent to the references to us under the headings “Services to the Separate Account” and “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

April 29, 2008